EXHIBIT 99.1

Kohlberg Capital Corporation Announces 2009 and First Quarter 2010 Financial Results

NEW YORK, June 1, 2010 (GLOBE NEWSWIRE) -- Kohlberg Capital Corporation (Nasdaq:KCAP) (the "Company") today issued this release announcing its 2009 and first quarter 2010 financial results.

Financial Highlights

For the Year Ended December 31, 2009:

  Net income was approximately $34 million, or $1.56 per share.
  Net investment income was approximately $18 million, or $0.83 per share.
  The Company declared dividends of $0.92 per share.
  Net unrealized gain on investments was $32 million, or $1.44 per share.
  Net realized losses on investments were $16 million, or $0.72 per share.
  At December 31, 2009, the fair value of the Company's investments totaled $409 million.
  Net asset value per share was $9.56 as of December 31, 2009 as compared to a restated $9.03 as of December 31, 2008.
  Accrued fees due to Katonah Debt Advisors, the Company's wholly owned asset manager, were approximately $5 million.

For the Quarter March 31, 2010:

  Net income was approximately $2 million, or $0.07 per share.
  Net investment income was $3 million, or $0.11 per share.
  The Company declared dividends of $0.17 per share.
  Net unrealized gain on investments was approximately $1 million.
  Net realized losses were approximately $2 million.
  At March 31, 2010, the fair value of the Company's investments totaled $410 million.
  Net asset value per share was $9.62 as of March 31, 2010.
  Accrued fees due to Katonah Debt Advisors, the Company's wholly owned asset manager, were approximately $6 million.

"We are pleased that as of March 31, 2010 our investment portfolio continues to perform well and that our investments have benefited from the general recovery in values of corporate debt as a result of improved economic conditions," said Dayl Pearson, president and chief executive officer. "Debt securities made up approximately 68% of our investment portfolio, of which approximately 93% are secured loans. Our significant concentration in more senior securities coupled with significant asset diversity reflected in our average loan balances of approximately $4 million and loans spread across 25 different industries, have allowed us to maintain good portfolio quality in this difficult economic environment. During 2009, we had approximately $80 million of payoffs, paydowns or sales in our loan and debt securities portfolio which incurred losses of approximately $12 million, most of which was related to a handful of restructured or problem assets."

On May 28, 2010, the Company filed with the Securities and Exchange Commission amended Quarterly Reports on Form 10-Q/A for the quarterly periods ended March 31, 2009 and June 30, 2009, a Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, an Annual Report on Form 10-K for the year ended December 31, 2009, and a Quarterly Report on Form 10-Q for the three months ended March 31, 2010. These filings reflect restated financial information for 2008, including each of the four quarters in 2008, as well as the first two quarters of 2009. The Company's previously filed Annual Report on Form 10-K for the year ended December 31, 2008 and previously filed Quarterly Reports on Form 10-Q for the quarterly periods in 2008 have not been amended for the restatement affecting 2008 and should not be relied upon. All figures reported in this press release for the year ended December 31, 2008 and for the three months ended March 31, 2009 are restated.

"We restated the fair values of certain investments for 2008, including each of the quarterly periods in 2008, and the first half of 2009 to correct errors in the application of accounting for the fair value of our illiquid investments and the revenue recognition for certain non-cash payment-in-kind, or PIK, investments," added Michael Wirth, chief financial officer. "The restatement in 2008 did not impact net investment income but did impact our net asset value – at December 31, 2008 our restated asset value was $9.03 per share as compared to a previously reported $11.68. The change in fair value was primarily due to the application of a market yield approach to valuing the our illiquid debt investments, which discounts the estimated contractual cash flows for the underlying assets with discount rates imputed by broad market indices, bond spreads and yields for comparable issuers relative to the subject assets. Like our restatement for 2008, our restatement of the first two quarters of 2009 reflect a restatement in the amount of unrealized losses reported for our illiquid investments but also reflects a restatement of net investment income, the cost basis and the net change in unrealized appreciation related to certain non-cash PIK investments. As of March 31, 2010, our net asset value had increased to $9.62 per share as market conditions continue to improve. Additionally, we have substantially reduced leverage on our balance sheet from borrowings of $262 million at the end of 2008 to less than $162 million at the end of May 2010."   No financial statements for periods ended prior to January 1, 2008 are impacted by the restatement. For more detailed information about the restatement, please see our recent filings with the Securities and Exchange Commission.

Operating Results for the Year Ended December 31, 2009

For the year ended December 31, 2009, the Company reported total investment income of approximately $34 million compared to approximately $49 million in the prior year period. Investment income from debt securities decreased approximately $9 million, from approximately $33 million in 2008 to approximately $24 million in 2009 primarily due to reduced interest spreads and a decline in debt securities investments from approximately $354 million at the end of 2008 to approximately $297 million at December 31, 2009.  Investment income from CLO fund securities decreased approximately $4 million, from approximately $13 million in 2008 to approximately $9 million in 2009 reflecting the temporary suspension of distributions to junior securities from certain CLO fund investments in order to repay indebtedness and thus de-lever those CLO funds. Although some of the Company's older CLO fund securities ceased paying equity distributions during the course of 2009 in order to de-lever the CLO bond structure, 87% of the Company's CLO fund securities at fair value continued to generate distributions averaging an approximate 19% annual return based on their fourth quarter payment to year-end fair value.

Expenses for 2009 totaled approximately $16 million as compared to approximately $19 million in 2008. The decrease in expenses was primarily due to an approximate $2 million decrease in interest expense – resulting from an approximate $6 million reduction in interest expense as a result of lower outstanding balances offset by over $4 million of higher interest costs, being paid under protest, on the Company's debt facility beginning in June 2009 due to a dispute with the Company's lenders (discussed further below). Realized losses in 2009 were approximately $16 million as compared to realized losses of approximately $575,000 in 2008. Net investment income for the year was approximately $18 million, or $0.83 per share, compared to approximately $31 million, or $1.50 per share in 2008.

The net change in unrealized gain for the year ended December 31, 2009 totaled approximately $32 million reflecting approximately $18 million in increased fair value of the Company's middle market corporate loan and equity securities, an approximate $12 million increase in the fair value of CLO fund securities, and an approximate $2 million increase in the fair value of the Company's investment in its wholly-owned asset management company, Katonah Debt Advisors. The fair value of the Company's investment portfolio was positively impacted by an improvement in credit market conditions and thus value in 2009 as compared to December 2008.

Investment Portfolio for the Year Ended December 31, 2009

Kohlberg Capital Corporation's portfolio fair value was approximately $409 million as of December 31, 2009. The following table shows the composition of the Company's portfolio by security type at December 31, 2009 as compared to the prior year ended December 31, 2008:

	December 31, 2009			December 31, 2008 (as restated)
Security Type	Cost	Fair Value	%[1]	Cost	Fair Value	%[1]
Time Deposits	$126	$126	--%	$12,185,996	$12,185,996	3%
Money Market Account	--	--	--	10	10	--
Senior Secured Loan	179,425,767	159,075,586	39	235,123,695	204,210,564	44
Junior Secured Loan	129,016,237	114,920,499	28	143,370,524	115,894,790	25
Mezzanine Investment	28,606,852	19,235,444	5	37,097,183	30,208,653	7
Senior Subordinated Bond	3,007,167	2,415,000	1	3,008,197	1,305,000	--
Senior Unsecured Bond	2,000,000	1,710,000	--	5,259,487	2,240,000	--
CLO Fund Securities	68,195,049	48,971,000	12	66,376,595	34,640,000	8
Equity Securities	12,365,603	4,713,246	1	5,256,659	5,089,365	1
Affiliate Asset Managers	40,751,511	58,064,720	14	38,948,271	54,734,812	12
Total	$463,368,312	$409,105,621	100%	$546,626,617	$460,509,190	100%

[1] Represents percentage of total portfolio at fair value.

The Company's loan, bond and equity portfolio (excluding its investment in CLO fund securities, short-term investments and affiliate asset managers discussed further below), as of December 31, 2009 totaled $302 million at fair value, of which 91% were secured loans. The cost of such investments was $354 million, representing a fair value discount to cost of 15% or approximately $2.34 per outstanding share. The weighted average yield on the Company's loan and bond portfolio at December 31, 2009 was approximately 6.2%.

The Company's portfolio of middle market corporate loan and debt securities at year end, representing 73% of the total investment portfolio, was well-varied across 26 different industries and 74 different entities with an average balance per entity of approximately $4 million. As of December 31, 2009, all but ten issuers or approximately 2% of total investments at fair value were current on their debt service obligations.

Investment in CLO Fund Securities for the Year Ended December 31, 2009

As of December 31, 2009, the Company's investment at fair value in CLO fund securities was approximately $49 million. The underlying assets in each of the CLO funds are generally diversified secured and unsecured corporate debt and do not include any asset backed securities, such as those secured by commercial or residential mortgages. During 2009, rating downgrades of underlying loan assets in certain of the Company's older CLO funds resulted in the temporary suspension of distributions to the junior CLO fund securities in the Company's investment portfolio in order to allow the CLO fund to repay indebtedness and thus de-lever such CLO funds. During 2009, the CLO fund securities that were not affected by the temporary suspensions had annualized cash returns ranging from 14% to 167% based on their quarterly cash payment to fair value at the time.

Investment in Asset Manager Affiliate for the Year Ended December 31, 2009

At December 31, 2009, the Company's investment at fair value in affiliate asset managers, including Katonah Debt Advisors, was approximately $58 million. Katonah Debt Advisors' assets under management at December 31, 2009 totaled approximately $2.1 billion, which did not change significantly from December 31, 2008.

Operating Results for the Quarter Ended March 31, 2010

For the three months ended March 31, 2010, the Company reported total investment income of approximately $7 million compared to approximately $9 million in the prior year period. Investment income from debt securities decreased approximately $2 million, from approximately $7 million in 2009 to approximately $5 million in 2010 due to a reduction in size of our loan portfolio as a result of paydowns and asset sales. In addition, investment income from CLO fund securities for the three months ended March 31, 2010 was approximately $2 million, a decrease of approximately $447,000 compared to the first quarter of 2009. As in the first quarter of 2009, the Company continued to have certain older CLO fund securities temporarily suspend their distributions to junior securities in order to de-lever those CLO funds. Approximately 81% of the Company's CLO fund securities at fair value continued to generate distributions averaging an approximate 19% annual return based on their current quarter payment to quarter-end fair value.

Expenses for the three months ended March 31, 2010 totaled approximately $4 million as compared to approximately $3 million for the same period in 2009. The increase in expenses is primarily attributed to an approximate $1 million increase in interest expense, being paid under protest, on the Company's debt facility due to a dispute with the Company's lenders offset by a decrease in the average outstanding balance for the current quarter compared to the prior year. Realized losses for the three months ended March 31, 2010 and March 31, 2009 were relatively unchanged at approximately $2 million. Net investment income for the three months ended March 31, 2010 was approximately $3 million, or $0.11 per share, compared to approximately $6 million, or $0.30 per share for the three months ended March 31, 2009.

The net change in unrealized gains for the three months ended March 31, 2010 totaled approximately $1 million reflecting approximately $4 million in increased fair value of the Company's middle market corporate debt and equity securities, an approximate $2 million increase in fair value of CLO fund securities, and a $5 million decrease in the unrealized gain in the Company's investment in its wholly-owned asset management company, Katonah Debt Advisors.

Investment Portfolio for the Quarter Ended March 31, 2010

Kohlberg Capital Corporation's portfolio fair value was $410 million as of March 31, 2010. The following table shows the composition of the Company's portfolio by security type at March 31, 2010 as compared to the prior year ended December 31, 2009:

	March 31, 2010			December 31, 2009
Security Type	Cost	Fair Value	%[1]	Cost	Fair Value	%[1]
Time Deposits	$20,055,211	$20,055,211	5%	$ 126	$ 126	--%
Money Market Account	216,099	216,099	--	--	--	--
Senior Secured Loan	159,661,792	143,269,131	35	179,425,767	159,075,586	39
Junior Secured Loan	127,591,676	113,403,940	28	129,016,237	114,920,499	28
Mezzanine Investment	25,623,318	15,528,492	4	28,606,852	19,235,444	5
Senior Subordinated Bond	4,206,913	3,870,000	1	3,007,167	2,415,000	1
Senior Unsecured Bond	--	--	--	2,000,000	1,710,000	--
Preferred Stock	400,000	381,600	--	--	--	--
CLO Fund Securities	68,215,662	51,681,000	13	68,195,049	48,971,000	12
Equity Securities	13,543,343	5,901,400	1	12,365,603	4,713,246	1
Affiliate Asset Managers	43,308,942	55,541,948	13	40,751,511	58,064,720	14
Total	$462,822,956	$409,848,821	100%	$463,368,312	$409,105,621	100%

[1] Represents percentage of total portfolio at fair value.

The Company's loan, bond and equity portfolio (excluding its investment in CLO fund securities, short-term investments and affiliate asset managers discussed further below), as of March 31, 2010 totaled $282 million at fair value, of which 91% were secured loans. The cost of such investments was $331 million, representing a fair value discount to cost of 15% or approximately $2.17 per outstanding share. The weighted average yield on the Company's loan and bond portfolio at March 31, 2010 was approximately 5.5%.

The Company's portfolio of middle market corporate loan and debt securities at quarter end, representing 68% of the total investment portfolio, was well-varied across 25 different industries and 71 different entities with an average balance per entity of approximately $4 million. As of March 31, 2010, all but eight issuers or approximately 3% of total investments at fair value were current on their debt service obligations.

Investment in CLO Fund Securities for the Quarter Ended March 31, 2010

As of March 31, 2010, the Company's investment at fair value in CLO fund securities was approximately $52 million. The underlying assets in each of the CLO funds are generally diversified secured and unsecured corporate debt and do not include any asset backed securities, such as those secured by commercial or residential mortgages. Although CLO fund securities continue to experience manageable default rates and strong net interest cash flows, rating downgrades of underlying loan assets in certain of the Company's older CLO funds resulted in the temporary suspension of distributions to the junior CLO fund securities in the Company's investment portfolio in order to repay indebtedness and thus de-lever such CLO funds. Our largest two CLO fund investments, Katonah X CLO Ltd. and Katonah 2007-1 CLO Ltd., both managed by our wholly-owned asset manager, Katonah Debt Advisors, represented 80% of our investments in CLO fund securities at March 31, 2010, have performed since inception and have not been subject to any suspension of distributions. The Grant Grove investment resumed its distributions to the junior CLO fund securities held by the Company in the second quarter of 2010. The Company currently expects that the other CLO funds managed by Katonah Debt Advisors that were subject to temporary suspensions of distributions to junior CLO fund securities will resume their distributions to the junior CLO Fund securities held by the Company during 2010.

Investment in Asset Manager Affiliate for the Quarter Ended March 31, 2010

At March 31, 2010, the Company's investment at fair value in affiliate asset managers, including Katonah Debt Advisors, was approximately $56 million as compared to approximately $58 million at December 31, 2009. Katonah Debt Advisors' assets under management at March 31, 2010 totaled approximately $2.1 billion. During 2009 and 2010, certain CLO funds deferred the payment of their subordinate management fees (senior management fees have all been paid on a current basis) to Katonah Debt Advisors. As of March 31, 2010, total accrued fees owed to Katonah Debt Advisors totaled approximately $6 million. The Company currently expects approximately $5 million of such accrued subordinate fees to be distributed to Katonah Debt Advisors during 2010. The payments of such fees could be available for distribution to the Company as investment income (dividend from affiliate).

Impact of Restatement on Prior Period Financial Results

The Company restated its financial results for the quarterly and annual periods in 2008 and for the quarterly periods ended March 31, 2009 and June 30, 2009, due to errors in the application of accounting for the fair value of its illiquid investments and revenue recognition for certain non-cash payment-in-kind investments. The restatement, relating to fair value adjustments, did not impact net investment income in 2008. As of December 31, 2008, the fair value restatement reduced the value of the Company's debt and equity securities portfolio by approximately $30 million, the Company's CLO fund securities by approximately $22 million and affiliate investments by approximately $2 million. As a result of these fair value adjustments, NAV per share as of December 31, 2008 was $9.03.

The restatement related to the three months ended March 31, 2009 also relate to fair value adjustments as well as revenue recognition for certain non-cash payment-in-kind investments. As a result of the restatement, net investment income for the period was reduced by $0.02 per share to $0.30 per share for the period and NAV per share as of March 31, 2009 was restated to $9.41.

The restatement related to the three months ended June 30, 2009 also relate to fair value adjustments as well as revenue recognition for certain non-cash payment-in-kind investments. As a result of the restatement, net investment income for the period was reduced by $0.03 per share to $0.26 per share for the period and NAV per share as of June 30, 2009 was restated to $9.73.

Liquidity and Capital Resources

At March 31, 2010, Kohlberg Capital had unrestricted cash and time deposits of approximately $8 million, total assets of approximately $417 million and stockholders' equity of $216 million. The Company's net asset value per common share was $9.62. Debt outstanding under our secured credit facility (the "Facility") was $199 million, resulting in 209% asset coverage ratio and a debt to equity ratio of 92%. Debt outstanding as of May 31, 2010 is less than $162 million.

In accordance with the terms of the agreements governing the Facility (the "LFSA"), the financial assets acquired with the proceeds of borrowings under the LFSA are held in a securities account and are subject to a securities account control agreement granting the Agent certain rights in respect of such securities account and the financial assets held therein. As of March 31, 2010 there were financial assets held in the securities account with a market value of approximately $273 million. Borrowings under the Facility are secured only by these assets and amounts in respect of such assets and the Facility lenders do not have recourse to any other of our assets. The assets securing the Facility represent approximately 65% of our total assets (at fair value) at March 31, 2010 and contributed approximately 62% of our investment income for the three months ended March 31, 2010. The Facility contains collateral requirements, including, but not limited to, minimum diversity, rating and yield, and limitations on loan size.

In August 2008, we were notified by the lenders that the banks providing the underlying liquidity for the Facility did not intend to renew their liquidity facility to the lenders unless we agreed to certain revised terms for the Facility. The lenders proposed new terms to us as a condition to extending the underlying liquidity purchase agreements. We viewed such proposed terms as unfavorable and did not agree to such new terms, causing the agent under the Facility (the"Agent") and the lenders to declare a termination date based upon their contention that the underlying liquidity purchase agreements had expired, thereby terminating our ability to obtain revolving advances and commencing the amortization of existing borrowings under the Facility. On June 9, 2009, we received a letter from a representative of the lenders alleging that our failure to determine ratings on certain pledged loans and our alleged breach of certain covenants had resulted in the occurrence of a Termination Event under the LFSA and that, as a result, the interest payable under the LFSA would be calculated at the higher default rate (equal to 0.85% above the prime rate plus 0.75%) applicable to periods during which a Termination Event had occurred and was continuing. In a letter dated June 11, 2009, we rejected the alleged breaches and the alleged occurrence of a Termination Event and also asserted that the termination of the revolving period and commencement of the amortization period under the LFSA were wrongful. On August 28, 2009, we filed a complaint in the Supreme Court of the State of New York against the Agent and other lender parties to the LFSA. The complaint reflects our beliefs that the termination of the revolving period and commencement of the amortization period under the LFSA were wrongful and that the assertions of alleged breaches of our obligations under the LFSA and the alleged occurrence of Termination Event(s) were without merit. The complaint also seeks to clarify our rights and obligations under the LFSA.

Since the time the complaint was filed, the Agent, the lenders, and the lender agent parties to the LFSA have served answers seeking dismissal of the complaint and recovery of the defendants' attorneys' fees and costs in the action and discovery has commenced. The Agent has sent additional notices of Termination Events, which we believe and have asserted are without merit, based on our alleged inability to comply with certain covenants under the Facility due to the wrongful declaration of a Termination Date, the accompanying termination of the revolving period and commencement of the amortization period. In addition, on April 2, 2010 the Agent sent a notice alleging that our failure to timely deliver annual audited financial statements for the year ended December 31, 2009 would, unless cured within 30 days of the date of the notice, constitute a Termination Event, which we also believe and have asserted is without merit based upon a non-material delay.

Since September 2008, all principal and excess interest collected from the assets securing the Facility have been and continue to be used to amortize the Facility through a maturity date of September 29, 2010 (the last day of the amortization period that the Company has challenged as being wrongfully commenced). Since June 2009, based on the Agent's assertion (despite our disagreement with such assertion) that a Termination Event occurred, the interest payable under the LFSA has been calculated at an elevated rate (equal to 0.85 % above the prime rate plus 0.75%), and we have been paying interest calculated at such higher rate under protest. Also, despite our belief that the amortization period has been wrongfully imposed, we believe we have sufficient cash and liquid assets which could be sold, potentially at a loss, to generate cash to fund normal operations and dividend distributions during the amortization period. At the end of the amortization period, we may be required to sell or transfer the remaining assets securing the Facility, potentially at a loss, to repay any remaining outstanding borrowings or we may enter into a new agreement with the lenders providing for continued amortization of the Facility borrowings or into alternative financing arrangements with another lender.

Under the Facility, the Company is subject to various covenants including a leverage ratio covenant pursuant to which it must maintain a leverage ratio of no more than one to one based on the ratio of the Facility's outstanding balance to the Company's GAAP stockholders' equity balance. As of April 30, 2010, the Company's leverage ratio did not exceed 1:1.

There can be no assurance that in connection with the lawsuit referred to above or otherwise the Agent and the lenders will not assert additional breaches of the Facility, including breaches relating to the restatement described above, and there can be no assurance that the Agent and the lenders will not assert that any such breaches give rise to a Termination Event. While the Company and the borrower believe that they have meritorious claims against the Agent and the lenders in the pending lawsuit and, as a result, the breaches alleged by the Agent and the lenders are not valid in accordance with the terms of the LFSA, there is no assurance that the Company and the borrower will prevail in such litigation. If the Company and the borrower do not prevail, the Agent and the lenders may seek to pursue claims based on the alleged breaches, including claims involving a Termination Event. If the Agent and the lenders were to seek to accelerate and seize the collateral either at the end of the amortization period (which the Company has challenged as being wrongfully commenced) or otherwise, and the Company was unsuccessful in obtaining court relief, the Company could be forced to pay the remaining balance of the Facility (approximately $187 million as of April 30, 2010), which would adversely affect our business, liquidity, financial condition and results of operations.

We are currently using any income generated by the assets collateralizing the Facility to pay principal, interest and other expenses of the Facility – despite the fact that, if we want to remain a registered investment company and continue to be afforded favorable tax treatment for U.S. federal income tax purposes, we are required to distribute to the shareholders substantially all of our investment company taxable income, including the net amounts generated by the collateralized assets. These collateralized assets with a market value of approximately $273 million represent approximately 65% of our total assets (at fair value) at March 31, 2010 and contributed approximately 62% of the Company's investment income for the quarter ended March 31, 2010. Because we are using net interest income earned on the assets securing the Facility to amortize the Facility during the amortization period (which the Company has challenged as being wrongfully commenced), we may need to sell other assets not pledged to the Facility, potentially at a loss, in order to generate sufficient cash to make the required dividend distributions necessary to maintain our registered investment company status. In addition, at the end of the amortization period, we may be required to sell or transfer the remaining assets securing the Facility, potentially at a loss, to repay any remaining outstanding borrowings. Any such asset sale could adversely affect our business, liquidity, financial condition and results of operations. We expect that our cash on hand, liquid investments, and cash generated from operations, including income earned from investments and any income distributions made by Katonah Debt Advisors, our wholly-owned portfolio company, will be adequate to meet our liquidity needs and distribution requirements over the next twelve months.

Dividend

Generally, the Company seeks to fund dividends to shareholders from current and distributable earnings, primarily from net interest and dividend income generated by its investment portfolio and any distributions from Katonah Debt Advisors. The Company announced a regular quarterly dividend of $0.17 per share on March 19, 2009. The record date for this dividend was April 7, 2010 and the dividend was paid on April 29, 2010. For the quarter ended March 31, 2010, the Company's net investment income was $0.11 per share. Tax characteristics of all dividends will be reported to stockholders on form 1099-DIV after the end of the calendar year.

The Company has adopted a dividend reinvestment plan that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, our stockholders who have not "opted out" of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. Please contact your broker or other financial intermediary for more information regarding the dividend reinvestment plan.

Conference Call and Webcast

Kohlberg Capital Corporation will hold a conference call on Tuesday, June 1, 2010 at 4:30 p.m. Eastern Daylight Time to discuss its annual 2009 and first quarter 2010 financial results. Shareholders, prospective shareholders and analysts are welcome to listen to the call or attend the webcast. The conference call dial-in number is 877-710-0209. A replay of the call will be available from 7:30 p.m. on June 1, 2010 until 11:59 p.m. Eastern Daylight Time on June 8, 2010. The dial in number for the replay is 800-642-1687 and the conference ID is 78607710. Additional information regarding the fair value of the Company's debt investments can also be found on the Company's website http://www.kohlbergcapital.com in the Investor Relations section under Events.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on our Company's website http://www.kohlbergcapital.com in the Investor Relations section under Events. Please allow extra time, prior to the call, to visit the site and test your connection or download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available for approximately 90 days on our website in the Investor Relations section under Events.

About Kohlberg Capital Corporation (KCAP)

Kohlberg Capital Corporation is a publicly traded, internally managed business development company. Our middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Our wholly-owned portfolio company, Katonah Debt Advisors, manages CLO Funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

Kohlberg Capital Corporation's filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on the Company's website at http://www.kohlbergcapital.com.

The Kohlberg Capital logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3121

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The matters discussed in this press release, as well as in future oral and written statements by management of Kohlberg Capital Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as "may,'' "will,'' "should,'' "expects,'' "plans,'' "anticipates,'' "could,'' "intends,'' "target,'' "projects,'' "contemplates,'' "believes,'' "estimates,'' "predicts,'' "potential'' or "continue'' or the negative of these terms or other similar words. Important assumptions include our ability to originate new investments, achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans or objectives will be achieved. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

KOHLBERG CAPITAL CORPORATION BALANCE SHEETS

	As of December 31, 2009	As of December 31, 2008
		(as restated)
ASSETS
Investments at fair value:
Time deposits (cost: 2009 -- $126; 2008 -- $12,185,996)	$ 126	$ 12,185,996
Money market account (cost: 2009 -- $00; 2008 -- $10)	—	10
Debt securities (cost: 2009 -- $342,056,023; 2008 -- $423,859,086)	297,356,529	353,859,007
CLO fund securities managed by non-affiliates (cost: 2009 -- $15,685,858; 2008 -- $15,590,951)	4,021,000	4,400,000
CLO fund securities managed by affiliate (cost: 2009 -- $52,509,191; 2008 -- $50,785,644)	44,950,000	30,240,000
Equity securities (cost: 2009 -- $12,365,603; 2008 -- $5,256,659)	4,713,246	5,089,365
Asset manager affiliates (cost: 2009 -- $40,751,511; 2008 -- $38,948,271)	58,064,720	54,734,812
Total Investments at fair value	409,105,621	460,509,190
Cash	4,140,408	251,412
Restricted cash	18,696,023	2,119,991
Interest and dividends receivable	3,836,031	4,168,599
Receivable for open trades	2,953,500	—
Due from affiliates	44,274	390,590
Other assets	640,200	1,716,447
Total assets	$ 439,416,057	$ 469,156,229

LIABILITIES
Borrowings	$ 218,050,363	$ 261,691,148
Payable for open trades	—	1,955,000
Accounts payable and accrued expenses	3,057,742	3,064,403
Dividend payable	4,412,228	5,879,660
Total liabilities	$ 225,520,333	$ 272,590,211
Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, par value $0.01 per share, 100,000,000 common shares authorized; 22,363,281 and 21,776,519 common shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	$ 220,611	$ 214,369
Capital in excess of par value	283,074,233	280,284,330
Accumulated undistributed net investment income	1,326,380	2,865,434
Accumulated net realized losses	(16,462,808)	(680,687)
Net unrealized depreciation on investments	(54,262,692)	(86,117,428)

Total stockholders' equity	$ 213,895,724	$ 196,566,018

Total liabilities and stockholders' equity	$ 439,416,057	$ 469,156,229

NET ASSET VALUE PER COMMON SHARE	$9.56	$9.03

KOHLBERG CAPITAL CORPORATION STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2009	2008	2007
		(as restated)

Investment Income:
Interest from investments in debt securities	$24,157,213	$33,386,213	$29,606,231
Interest from cash and time deposits	17,956	251,287	552,509
Dividends from investments in CLO fund securities managed by non-affiliates	1,296,349	5,946,736	4,528,021
Dividends from investments in CLO fund securities managed by affiliate	8,025,695	6,624,742	2,532,952
Dividends from affiliate asset manager	—	1,350,000	500,000
Capital structuring service fees	399,338	1,653,232	759,301
Total investment income	33,896,551	49,212,210	38,479,014

Expenses:
Interest and amortization of debt issuance costs	9,276,563	10,925,624	7,229,597
Compensation	3,222,604	3,940,638	4,104,761
Professional fees	1,691,832	1,992,142	2,887,515
Insurance	359,062	286,456	174,647
Administrative and other	990,835	1,361,433	1,323,545
Total expenses	15,540,896	18,506,293	15,720,065

Net Investment Income before Income Tax Expense	18,355,655	30,705,917	22,758,949
Excise taxes	(25,000)	—	—
Net Investment Income	18,330,655	30,705,917	22,758,949
Realized And Unrealized Gains (Losses) On Investments:
Net realized gain (loss) from investment transactions	(15,782,121)	(575,179)	266,317
Net change in unrealized appreciation (depreciation) on:
Debt securities	25,300,586	(57,514,397)	(12,485,682)
Equity securities	(7,485,064)	124,406	(291,700)
CLO fund securities managed by affiliate	12,986,453	(20,989,960)	444,316
CLO fund securities managed by non-affiliates	(473,907)	(5,705,371)	(5,485,580)
Affiliate asset manager investments	1,526,668	(9,328,824)	20,935,365
Net realized and unrealized appreciation (depreciation) on investments	16,072,615	(93,989,325)	3,383,036

Net Increase (Decrease) In Stockholders' Equity Resulting From Operations	$34,403,270	$ (63,283,408)	$26,141,985

Net Increase (Decrease) in Stockholders' Equity Resulting from Operations per Common Share—Basic and Diluted	$1.56	$ (3.09)	$1.45
Net Investment Income Per Common Share—Basic and Diluted	$0.83	$1.50	$1.27
Net Investment Income and Net Realized Gains (Losses) Per Common Share—Basic and Diluted	$0.12	$1.47	$1.28

Weighted Average Shares of Common Stock Outstanding—Basic and Diluted	22,105,800	20,455,322	17,977,348

KOHLBERG CAPITAL CORPORATION BALANCE SHEETS

	As of March 31, 2010	As of December 31, 2009
	(unaudited)
ASSETS
Investments at fair value:
Time deposits (cost: 2010 -- $20,055,211; 2009 -- $126)	$ 20,055,211	$ 126
Money market account (cost: 2010 -- $216,099; 2009 -- $0)	216,099	—
Debt securities (cost: 2010 -- $317,483,699; 2009 -- $423,271,710)	276,453,163	297,356,529
CLO fund securities managed by non-affiliates (cost: 2010 -- $15,686,805; 2009 -- $15,541,828)	4,661,000	4,021,000
CLO fund securities managed by affiliate (cost: 2010 -- $52,528,857; 2009 -- $50,466,193)	47,020,000	44,950,000
Equity securities (cost: 2010 -- $13,543,343; 2009 -- $5,096,298)	5,901,400	4,713,246
Asset manager affiliates (cost: 2010 -- $43,308,942; 2009 -- $40,751,511)	55,541,948	58,064,720
Total Investments at fair value	409,848,821	409,105,621
Cash	492,255	4,140,408
Restricted cash	2,474,052	18,696,023
Interest and dividends receivable	3,700,553	3,836,031
Receivable for open trades	—	2,953,500
Due from affiliates	—	44,274
Other assets	564,039	640,200
Total assets	$ 417,079,720	$ 439,416,057

LIABILITIES
Borrowings	$ 198,648,255	$ 218,050,363
Accounts payable and accrued expenses	2,220,657	3,057,742
Dividend payable	—	4,412,228
Total liabilities	$ 200,868,912	$ 225,520,333
Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, par value $0.01 per share, 100,000,000 common shares authorized; 22,475,339 and 22,363,281 common shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	$ 221,732	$ 220,611
Capital in excess of par value	283,793,286	283,074,233
Accumulated undistributed net investment income	3,904,874	1,326,380
Accumulated net realized losses	(18,734,949)	(16,462,808)
Net unrealized depreciation on investments	(52,974,135)	(54,262,692)

Total stockholders' equity	$ 216,210,808	$ 213,895,724

Total liabilities and stockholders' equity	$ 417,079,720	$ 439,416,057

NET ASSET VALUE PER COMMON SHARE	$9.62	$9.56

KOHLBERG CAPITAL CORPORATION STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended March 31,
	2010	2009
		(as restated)
Investment Income:
Interest from investments in debt securities	$4,782,363	$6,723,130
Interest from cash and time deposits	6,083	4,670
Dividends from investments in CLO fund securities managed by non-affiliates	348,874	480,392
Dividends from investments in CLO fund securities managed by affiliate	1,811,894	2,127,326
Capital structuring service fees	14,612	116,735
Total investment income	6,963,826	9,452,253

Expenses:
Interest and amortization of debt issuance costs	2,696,351	1,508,011
Compensation	787,691	800,968
Professional fees	508,518	336,329
Insurance	102,318	91,763
Administrative and other	290,454	261,559
Total expenses	4,385,332	2,998,630

Net Investment Income	2,578,494	6,453,623
Realized And Unrealized Gains (Losses) On Investments:
Net realized gains (losses) from investment transactions	(2,272,141)	(2,007,373)
Net change in unrealized appreciation (depreciation) on:
Debt securities	3,668,958	651,599
Equity securities	10,414	(325,229)
CLO fund securities managed by affiliate	2,050,333	2,988,956
CLO fund securities managed by non-affiliate	639,054	32,684
Affiliate asset manager investments	(5,080,203)	1,101,238
Net realized and unrealized depreciation on investments	(983,585)	2,441,875

Net Increase (Decrease) In Net Assets Resulting From Operations	$1,594,909	$8,895,498

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share—Basic and Diluted	$0.07	$0.40
Net Investment Income Per Common Share—Basic and Diluted	$0.11	$0.30
Net Investment Income and Net Realized Gains/Losses Per Common Share—Basic and Diluted	$0.01	$0.20

Weighted Average Shares of Common Stock Outstanding—Basic and Diluted	22,445,457	21,867,006

Valuation of Portfolio Investments

Kohlberg Capital's Board of Directors is ultimately and solely responsible for making a good faith determination of the fair value of portfolio investments on a quarterly basis. Please see the Company's annual and quarterly report filings with the Securities and Exchange Commission for information regarding the Company's valuation methodology and procedures.

KCAP-G

CONTACT:  Kohlberg Capital Corporation
          Investor Relations
          Denise Rodriguez
          (212) 455-8300
          info@kohlbergcapital.com